Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-151238, 333-184058,333-223768 and 333-285432) on Form S-8 of our report dated February 27, 2026, with respect to theconsolidated financial statements and financial statement schedule II of Exponent, Inc. and the effectiveness ofinternal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
February 27, 2026